Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Great Ajax Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $0.01 per share(1)	457(c), 457(o)	3,174,645	$3.29	(2)	$10,444,582.05	.00014760	$1,541.62

Fees Previously Paid	—	—	—	—	—		—	—	$—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—		$—

Total Offering Amounts							$10,444,582.05		$1,541.62
Total Fees Previously Paid
Total Fee Offsets									$—
Net Fees Due									$1,541.62

(1)	The shares of common stock, par value $0.01 per share (“common stock”) will be offered for resale by the selling stockholders pursuant to the prospectus contained herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares of common stock being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee, based on the average of the $3.34 (high) and $3.24 (low) prices for our common stock as quoted on the New York Stock Exchange (the “NYSE”) on June 7, 2024, in accordance with Rule 457(c) under the Securities Act.